Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the consolidated financial statements and financial highlights of Valkyrie ETF Trust II comprising CoinShares Valkyrie Bitcoin and Ether Strategy ETF (formerly Valkyrie Bitcoin and Ether Strategy ETF), CoinShares Valkyrie Bitcoin Futures Leveraged Strategy ETF (formerly Valkyrie Bitcoin Futures Leveraged Strategy ETF), and CoinShares Valkyrie Bitcoin Miners ETF (formerly Valkyrie Bitcoin Miners ETF), which are included in Form N-CSR for the period or year ended September 30, 2024, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Miscellaneous Information” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 27, 2025